                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934


                     Commission File No. 000-15046


                            Westerbeke Corporation
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            (Exact name of registrant as specified in its charter)


            Myles Standish Industrial Park, 150 John Hancock Road
                         Taunton, Massachusetts 02780
                                (508) 823-7677
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


                   Common Stock, $0.01 par value per share
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           (Title of each class of securities covered by this Form)


                                     None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    /X/        Rule 12h-3(b)(1)(i)    /X/
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(1)(ii)   / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(i)    / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 12h-3(b)(2)(ii)   / /
                                       Rule 15d-6             / /

        Approximate number of holders of record as of the certification or notice date: One.

        Pursuant to the requirements of the Securities Exchange Act of 1934, Westerbeke Corporation has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:  March 2, 2004                 By: /s/ Gregory Haidemenos
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                                      Name:  Gregory Haidemenos
                                      Title: Chief Financial Officer